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                                                                   EXHIBIT 10.38

                              SETTLEMENT AGREEMENT


In the light of a potential sale (the "CML sale") of the entire issued share capital of Sylvania Lighting International B.V. to Chicago Miniature Lamp Inc. ("CML"), or a wholly owned subsidiary of CML, the parties, being

          Sylvania Lighting International B.V.    ("SLI")

          and

          Osram GmbH                              ("Osram")

          have agreed that:

1. If the CML sale does not compete until December 31, 1997, this entire settlement agreement will be null and void. (For the avoidance of doubt, if the CML sale does not complete until December 31, 1997, the waiver in paragraph 2 will cease to have effect in relation to any actions taken after December 31, 1997 to enable the signing and completion of the CML sale, but the waiver will be effective in relation to any action taken on or before December 31, 1997 to enable the signing and completion of the CML sale; paragraph 7 will become effective on the signing of the letter - however if the CML sale does not complete until December 31, 1997, Osram will not have any obligation under paragraph 7 in respect of the period after December 31, 1997).

2. Osram hereby waives its right of first refusal as defined in clause 10.3 of the Master Agreement dated 29 January, 1993 between (1) Siemens AG (2) Osram GmbH (3) Citicorp Capital Investors Europe Limited (4) SLI (as amended) in relation to the CML sale and only for the purpose to enable the signing and completion of the CML sale.

3. In the event that the CML sale completes, it is agreed that CML will be deemed to be 'Lamp Competitor' for the purposes of the various agreements between the Siemens Group and the Osram Group on the one hand and the Sylvania Group on the other hand, notably the Research and Development and Engineering Support Agreement of 29 January, 1993 (as amended) and the Apparatus Supply Agreement dated 23 December 1994 and the License Agreement between Osram (1) and SLI (2) dated 29 January 1993 (as amended). Subject to and with effect from completion of the CML sale, all such agreements will take effect in accordance with their terms as if on such completion, the entire share capital of SLI had been acquired by a Lamp Competitor.

     The parties agree that upon completion of the CML sale, without any further notice requirement the Apparatus Supply Agreement, the Research and Development and Engineering Support Agreement and the Licence Agreement shall automatically terminate; however all existing licences to use previously licensed Intellectual Property will continue to be in force according to the provisions of the respective agreements and the provisions of clause 12.1 of the Research and Development and Engineering Support Agreement (Consequences of Termination) will take effect.

4.1  At any time until:

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         (i)    December 30, 1999 in respect of the Supply Agreement for
                Finished Lamps dated January 29, 1997; and

         (ii) January 28, 1998 in respect of the supply for Lamp Materials acc. to Article II of the Framework Agreement for Supply Contracts dated January 9, 1993.

         OSRAM (or respectively OSRAM Sylvania Products Inc) shall have the option by notice in writing to SLI to elect to extend the Supply Agreements under (i) and (ii) above until December 31, 2003 and receive the status of preferred supplier in each case as described below.

   4.2 In the event that OSRAM (or OSRAM Sylvania Products Inc) exercises this option, the following provisions will take effect:

   (a) in par 9 a of the Supply Agreement for Finished Lamps the phrase "through December 31, 1999" shall be deleted and the phrase "through December 31, 2003" shall be inserted after the phrase "February 1, 1997"

   (b) in the Frame Work Agreement for the Supply Contracts (i) in Section 2.1 the phrase "for a period of 5 years" shall be deleted and the phrase "for a period until December 21, 2003" shall be inserted before the phrase "following Closing for all other Lamp Materials" and (ii) in
         Section 2.3 (b) the phrase "for a period of five years" shall be deleted and the phrase "for a period until December 31, 2003" shall be inserted before the phrase "from Closing".

   4.3 All existing finished goods and material supply contracts other than the ones mentioned under 4.2 will remain in place on its existing terms.

   4.4 In the event that Osram exercises its options under paragraph 4.1, it will become under the Supply Agreements a preferential supplier under the following provisions; (all existing SLI contracts with other suppliers will be allowed to continue to expiry):

   (a) In all cases, when a member of the SLI Group intends to place with third parties a material order for Products, which SLI is not obliged to place according to the provisions of the Supply Agreement with the OSRAM Group, SLI shall give what it believes to be the relevant member of the OSRAM Group written notice of all reasonable details (including without limitation, Product type and specifications, price, quality, delivery terms and quality) of the terms upon which such third party has offered the delivery of such Products to SLI Group.

   (b) If the relevant member of the OSRAM Group agrees in writing within 14 working days after receipt of SLI's information under the above to supply such Products on terms which are at least equal to the terms offered by third parties (including, without limitation, price, quantity, availability, delivery terms, specifications and quality), SLI shall procure that the relevant order is placed with Osram and Osram will accept the relevant order.

   (c) If Osram does not so agree within the time period described in paragraph (b) or if Osram states that it does not wish to supply a material order, then the SLI Group will be free to place the relevant order with a person other than Osram.

         For the purposes of this paragraph 4.4 "Products" means all products covered by the Definitions of "Products" and "Lamp materials" in the respective Supply Agreements.


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(d)   For the purposes of this paragraph 4.4, a material order is an order whose value will exceed for each Product together with previous orders an aggregate amount of US$25,000 per calendar year.

(e) If not otherwise agreed in case of an extension of the Supply Agreements, the provisions of this paragraph 4.4 will cease to have effect on 31 December 2003.

4.5   In this paragraph 4:-

(a) the "Framework Agreement for Supply Contracts" means Article II (Supply of Lamp Materials) of the Framework Agreement for Supply Contracts dated 29 January 1993 between Osram (1) SLI (2) as amended.

(b) the "Supply Agreement for Finished Lamps" means the Supply Agreement for Finished Lamps between OSRAM Sylvania Products Inc. (1) SLI (2) made as of 29 January 1997.

(c) The "Supply Agreements" shall mean collectively the Supply Agreement for Finished Lamps and the Framework Agreement for Supply Contracts.

4.6 The parties will negotiate in good faith to seek to agree terms on which the agreements referred to in paragraph 4.2 are extended for a further period of five years.

4.7 Other than as described above, it is intended that the existing arrangements between the Osram/Siemens Group and the SLI Group remain in effect on its agreed terms except that:

      (i) paragraph 9 (c) of the Supply Agreement for Finished Lamps does not apply in the case of the CML Sale;

      (ii) the Supply Agreement for New Lamp Products dated 29 January 1993 shall be deemed to be terminated.

      Both parties undertake not to use the change of ownership or change in status of the above agreements as a pretext to change (or fail to continue with) any of today's successful supply arrangements between the groups worldwide.

5. The parties will negotiate in good faith to seek to agree a patent licence to be granted to the SLI Group by the Osram Group in respect of Patents developed by the Osram Group from the date of completion of the CML Sale for a five year period (to be extended for a further period of five years with the agreement of the parties). For the avoidance of doubt, any such licence would exclude use in North America and in the automobile market and would bear a royalty to be agreed. The parties will negotiate in good faith to seek to agree terms for the supply of New Lamp Products by the OSRAM Group to the SLI Group, based on the existing Supply Agreements with reasonable modifications as required by the specific situation of New Lamp Products. (For these purposes "New Lamp Products" mean Lamp Products (as defined in the Supply Agreement for New Lamp Products dated 29 January 1993 between OSRAM (1) and SLI (2) which have not been manufactured and sold on a commercial basis by or on behalf of the OSRAM Group prior to Closing (as defined in that Supply Agreement), but which are manufactured and sold on a commercial arm's length basis by, or on behalf of, the OSRAM Group thereafter.


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6.   For the avoidance of doubt, any firm orders under the Apparatus Supply
     Agreement which have been accepted will remain in place and will not be affected by this Agreement. Nothing in paragraph 4.2 or 4.4 of this Agreement will affect any orders placed with third parties at the time Osram gives notice under paragraph 4.1

7. Osram will reasonably support SLI in preserving and defending any anti-trust or other regulatory filings throughout the world in relation to the CML sale only provided that OSRAM shall not be obliged to make any statements or give any support which in its sole discretion it considers to be factually incorrect or to be against its own interests.

8. The parties undertake to, and shall procure that their respective subsidiaries shall hold so far as reasonably possible the existence and terms of this Agreement and of any supply arrangement arising out of this Agreement in confidence. No public announcement, communication or circular (other than and to the extent required by law) concerning the transactions referred to in this Agreement, the terms and conditions of this Agreement or the financial affairs of any of the parties to this Agreement shall be made or dispatched by any party without the prior written consents of the other party (such consent not to be unreasonably withheld or delayed). SLI shall be entitled to deliver a copy of this letter to CML and its advisers.

9.   This Agreement is governed by English law.


     /s/                                   /s/
     ----------------------------          ------------------------------------
            Osram GmbH                     Sylvania Lighting International B.V.


Munich August 14, 1997


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